EXHIBIT 11.  STATEMENT RE:  COMPUTATION OF EARNINGS PER
                          SHARE ON PRIMARY AND FULLY DILUTED BASES
                          (Unaudited)


                      Eli Lilly and Company and Subsidiaries


                                                  Three Months Ended
                                                      March 31,
                                                --------------------
                                                       1996      1995
                                                       ----      ----
                                                (Dollars in millions
                                                except per-share data)
                                                (Shares in thousands)
            PRIMARY:

             Net income ...........................   $389.2    $393.2

             Average number of common shares
             outstanding .......................... 546,314   578,124

             Add incremental shares:

             Stock plans and contingent payments ..  13,908     7,152
                                                    -------   -------

             Adjusted average shares .............. 560,222   585,276
                                                    =======   =======

             Primary earnings per share ...........  $  .69     $  .67


             FULLY DILUTED:

             Net income ...........................  $389.2     $393.2

             Average number of common shares
             outstanding .......................... 546,314   578,124

             Add incremental shares:

             Stock plans and contingent payments ..  16,043     8,942
                                                    -------   -------

             Adjusted average shares .............. 562,357   587,066
                                                    =======   =======

             Fully diluted earnings per share .....  $  .69     $  .67